Exhibit 99.B(g)(1)(c)

GLOBAL

CUSTODIAL SERVICES AGREEMENT

THE VICTORY PORTFOLIOS ACTING
 FOR AND ON BEHALF OF EACH FUND

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	ESTABLISHMENT OF ACCOUNTS	2

3.	CUSTODY ACCOUNT PROCEDURES	2

4.	CASH ACCOUNT PROCEDURES	3

5.	INSTRUCTIONS	3

6.	PERFORMANCE BY THE CUSTODIAN	4

7.	TAX STATUS/WITHHOLDING TAXES	5

8.	USE OF THIRD PARTIES	5

9.	REPRESENTATIONS	7

10.	SCOPE OF RESPONSIBILITY	8

11	SUBROGATION	9

12.	INDEMNITY	9

13.	LIEN AND SET OFF	10

14.	FEES AND EXPENSES	10

15.	CITIGROUP ORGANISATION INVOLVEMENT	10

16.	RECORDS AND ACCESS	10

17.	INFORMATION	11

18.	ADVERTISING	11

19.	TERMINATION.	11

20.	GOVERNING LAW AND JURISDICTION	12

21.	MISCELLANEOUS	12

	SIGNATURES	13

Schedules:

•                  Fund Appendix

•                  Fee Schedule

THIS GLOBAL CUSTODIAL SERVICES AGREEMENT is made on August 5th, 2008, by and between The Victory Portfolios, acting for and on behalf of each Fund, a business trust organised under the laws of Delaware, (the “Client “) and Citibank, N.A. acting through its offices located in New York (the “Custodian”).

WHEREAS, the Custodian represents to the Client that it is eligible to serve as a custodian for a management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and

WHEREAS, the Client is a management investment company registered under the 1940 Act, and

WHEREAS, the Client wishes to appoint the Custodian as the custodian for the Funds,

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.                          DEFINITIONS AND INTERPRETATION

(A)                  Definitions.

                                    “Authorised Person” means the Client or any person (including any individual or entity) authorised by the Client to act on its behalf in the performance of any act, discretion or duty under this Agreement (including, for the avoidance of doubt, any officer or employee of such person) in a notice reasonably acceptable to the Custodian.

                                    “Cash” means all cash or cash equivalents in any currency received and held on the terms of this Agreement.

                                    “Citigroup Organisation” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner.  For purposes of this Agreement, each branch of Citibank, N.A. shall be a separate member of the Citigroup Organisation.

                                    “Clearance System” means any clearing agency, settlement system or depository (including any entity that acts as a system for the central handling of Securities in the country where it is incorporated or organised or that acts as a transnational system for the central handling of Securities) used in connection with transactions relating to Securities and any nominee of the foregoing.

                                    “Fee Schedule” means the schedule referred to in Section 14, as annexed hereto.

                                    “Fund” means the fund or funds listed in the Fund Appendix to this Agreement, such Fund Appendix may be amended or supplemented from time to time by agreement between the parties hereto.

                                    “Instructions” means any and all instructions (including approvals, consents and notices) received by the Custodian from, or reasonably believed by the Custodian to be from, any Authorised Person, including any instructions communicated through any manual or electronic medium or system (in a form that can be converted into print) agreed between the Client and the Custodian.

                                    “Securities” means any financial asset (other than Cash) from time to time held for the Client on the terms of this Agreement.

                                    “Taxes” means all taxes, levies, imposts, charges, assessments, deductions, withholdings and related liabilities, including additions to tax, penalties and interest imposed on or in respect of (i) Securities or Cash, (ii) the transactions effected under this Agreement or (iii) the Client; provided that “Taxes” does not include income or franchise taxes imposed on or measured by the net income of the Custodian or its agents.

(B)                    Interpretation.

                                    References in this Agreement to schedules shall be deemed to be references to schedules, the terms of which shall be incorporated into and form part of this Agreement.

2.                          ESTABLISHMENT OF ACCOUNTS

(A)                  Accounts.  The Client authorises the Custodian to establish on its books, pursuant to the terms of this Agreement, (i) a custody account or accounts (the “Custody Account”) and (ii) a cash account or accounts (the “Cash Account”).  The Custody Account will be a custody account for the receipt, safekeeping and maintenance of Securities, and the Cash Account will be a current account for Cash.

(B)                    Acceptance of Securities and Cash.  The Custodian will determine in its reasonable discretion whether to accept (i) for custody in the Custody Account, Securities of any kind and (ii) for deposit in the Cash Account, Cash in any currency (other than U.S. dollars).

(C)                    Designation of Accounts.

(i)                         The Custody Account will be in the name of the Client or such other name as the Client may reasonably designate and will indicate that Securities do not belong to the Custodian and are segregated from the Custodian’s assets.

(ii)                     The Cash Account will be in the name of the Client or such other name as the Client may reasonably designate and will be held by the Custodian as banker.

(D)                   Segregation.

(i)                         The Custodian will hold Securities with a subcustodian only in an account which holds exclusively assets held by the Custodian for its customers.  The Custodian will direct each subcustodian to identify on its books that Securities are held for the account of the Custodian as custodian for its customers.  The Custodian will direct each subcustodian to hold Securities in a Clearance System only in an account of the subcustodian which holds exclusively assets held by the subcustodian for its customers.

(ii)                      Any Securities deposited by the Custodian with a subcustodian will be subject only to the instructions of the Custodian, and any Securities held in a Clearance System for the account of a subcustodian will be subject only to the instructions of the subcustodian.

(iii)                   The Custodian shall require the subcustodian to agree that Securities will not be subject to any right, charge, security interest, lien or claim of any kind in favour of the subcustodian.

3.                          CUSTODY ACCOUNT PROCEDURES

(A)                  Credits to the Custody Account.  The Custodian is authorised, but not obligated to credit Securities to the Custody Account before receipt of such Securities by final settlement.

(B)                    Debits to the Custody Account.  If the Custodian has received Instructions that would result in the delivery of Securities exceeding credits to the Custody Account for that Security, the Custodian may reject the Instructions or may decide which deliveries it will make (in whole or in part and in the order it selects).

(C)                    Denomination of Securities.  The Client shall bear the risk and expense associated with investing in Securities denominated in any currency.

4.                          CASH ACCOUNT PROCEDURES

(A)                  Credits and Debits to the Cash Account.  The Custodian is authorised, but not obligated to make a credit or debit to the Cash Account before receipt by the Custodian of a corresponding and final payment in cleared funds.  If the Custodian makes a credit or debit before such receipt, the Custodian may at any time reverse all or part of the credit or debit (including any interest thereon), make an appropriate entry to the Cash Account, and if it reasonably so decides, require repayment of any amount corresponding to any debit.

(B)                    Debit Balances in the Cash Account.  The Custodian is not obligated to make any debit to the Cash Account which might result in or increase a debit balance.  The Custodian may make any debit to the Cash Account even if this results in (or increases) a debit balance.  If the total amount of debits to the Cash Account at any time would otherwise result in a debit balance or exceed the immediately available funds credited to the Cash Account, the Custodian may decide which debits it will make (in whole or in part and in the order it selects).

(C)                    Payments.  The Custodian may at any time cancel any extension of credit.  The Client will transfer to the Custodian on closure of the Cash Account and otherwise on demand from the Custodian sufficient immediately available funds to cover any debit balance on the Cash Account or any other extension of credit and any interest, fees and other amounts owed.

(D)                   Foreign Currency Risks.  The Client shall bear the risk and expense associated with Cash denominated in any currency.

5.                          INSTRUCTIONS

                                    The Custodian is entitled to rely and act in good faith upon Instructions of any Authorised Person until the Custodian has received notice of any change from the Client and has had a reasonable time to note and implement such change.  The Custodian is authorised to rely upon any Instructions received by any means, provided that the Custodian and the Client have agreed upon the means of transmission and the method of identification for the Instructions. In particular:

(i)                         The Client and the Custodian will comply with security procedures designed to verify the origination of Instructions.

(ii)                      The Custodian is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client, and the Custodian may act on any Instruction by reference to an account number only, even if any account name is provided.

(iii)                   The Custodian may act on an Instruction if it reasonably believes it contains sufficient information.

(iv)                  The Custodian may decide not to act on an Instruction where it reasonably doubts its contents, authorisation, origination or compliance with any security procedures and will promptly notify the Client of its decision.

(v)                     If the Custodian acts on any Instruction sent manually (including facsimile), then, if the Custodian complies with the security procedures, the Client will be responsible for any loss the Custodian may incur in connection with that Instruction.  The Client expressly acknowledges that the Client is aware that the use of manual forms of communication to convey Instructions increases the risk of error, security and privacy issues and fraudulent activities.

(vi)                  Instructions are to be given in the English language.

(vii)               The Custodian is obligated to act on Instructions only within applicable cut-off times on banking days when the Custodian and the applicable financial markets are open for business.

(viii)            In some securities markets, securities deliveries and payments therefor may not be or are not customarily made simultaneously.  Accordingly, notwithstanding the Client’s Instruction to deliver Securities against payment or to pay for Securities against delivery, the Custodian may make or accept payment for or delivery of Securities at such time and in such form and manner as is in accordance with relevant local law and practice or with the customs prevailing in the relevant market.

6.                          PERFORMANCE BY THE CUSTODIAN

(A)                  Custodial Duties Requiring Instructions.  The Custodian shall promptly carry out the following actions but only upon receipt of and in accordance with specific Instructions:

(i)                         make payment for and/or receive any Securities or deliver or dispose of any Securities except as otherwise specifically provided for in this Agreement;

(ii)                      deal with rights, conversions, options, warrants, exchanges, calls, tenders, consent solicitations, redemptions, dividends and other similar interests or any other discretionary right in connection with Securities; and

(iii)                   carry out any action affecting Securities or the Custody Account or Cash or the Cash Account other than those specified in Section 6(B) below, but in each instance subject to the agreement of the Custodian, which agreement shall not be unreasonably withheld or delayed.

(B)                    Non-Discretionary Custodial Duties.  Absent a contrary Instruction, the Custodian shall promptly carry out the following without further Instructions:

(i)                         in the Client’s name or on its behalf, sign any affidavits, certificates of ownership and other certificates and documents relating to Securities which may be required (i) to obtain any Securities or Cash or (ii) by any tax or regulatory authority;

(ii)                      collect, receive, and/or credit the Custody Account or Cash Account, as appropriate, with all income, payments and distributions in respect of Securities and any capital arising out of or in connection with Securities (including all Securities received by the Custodian as a result of a stock split or dividend, bonus issue, share sub-division or reorganisation, capitalisation of reserves or otherwise) and take any action necessary in connection therewith;

(iii)                   exchange interim or temporary receipts for definitive certificates, and old or overstamped certificates for new certificates and hold such new or definitive certificates in the Custody Account;

(iv)                  notify the Client promptly of notices, circulars, reports and announcements which the Custodian has received, in the course of acting in the capacity of custodian, concerning Securities held on the Client’s behalf that require discretionary action;

(v)                     make any payment by debiting the Cash Account or any other designated account of the Client with the Custodian as required to effect any Instruction;

(vi)     endorse for collection, in the name of the Client, checks, drafts and other negotiable instruments;

(vii)    at least monthly, furnish the Client with a detailed statement of the Securities and Cash held by it;

(viii)            supply the Client or its designee with such daily information regarding the Securities and Cash as the Custodian and the Client or its designee shall from time to time agree. It is understood that such information will not be audited by the Custodian and the Custodian represents that such information will be the best information then available to the Custodian; and

(ix)                    in general, attend to all non-discretionary matters in connection with anything provided in this Section 6(B) or any Instruction or in connection with the sale, exchange, or other disposition, substitution, purchase, transfer, delivery of, or other dealings with, the Securities and Cash of the Client.

7.                          TAX STATUS/WITHHOLDING TAXES

(A)                  Information.  The Client will provide the Custodian, from time to time and in a timely manner, with information and proof (copies or originals) as the Custodian reasonably requests, as to the Client’s and/or the underlying beneficial owner’s tax status or residence.  Information and proof may include, as appropriate, executing certificates, making representations and warranties, or providing other information or documents in respect of Securities, as the Custodian deems necessary or proper to fulfill obligations under applicable law.

(B)                    Payment.  If any Taxes become payable with respect to any payment to be made to the Client, such Taxes will be payable by the Client and the Custodian may withhold the Taxes from such payment.  The Custodian may withhold any Cash held or received with respect to the Cash Account and apply such Cash in satisfaction of such Taxes.  If any Taxes become payable with respect to any prior payment made to the Client by the Custodian, the Custodian may withhold any Cash in satisfaction of such prior Taxes.  The Client shall remain liable for any deficiency.

(C)                    Tax Relief.  In the event the Client requests that the Custodian provide tax relief services and the Custodian agrees to provide such services, the Custodian shall apply for appropriate tax relief (either by way of reduced tax rates at the time of an income payment or retrospective tax reclaims in certain markets as agreed from time to time); provided the Client provides to the Custodian such documentation and information as to it or its underlying beneficial owner clients as is necessary to secure such tax relief.  However, in no event shall the Custodian be responsible, or liable, for any Taxes resulting from the inability to secure tax relief, or for the failure of any Client or beneficial owner to obtain the benefit of credits, on the basis of foreign taxes withheld, against any income tax liability.

8.                          USE OF THIRD PARTIES

(A)                  General Authority.

(i)                         The Custodian is hereby authorised to appoint subcustodians and administrative support providers as its delegates and to use or participate in market infrastructures and Clearance Systems to perform any of the duties of the Custodian under this Agreement.

(ii)                      Subcustodians are those persons utilised by the Custodian for the safe-keeping, clearance and settlement of Securities.

(iii)                   Administrative support providers are those persons utilised by the Custodian to perform ancillary services of a purely administrative nature such as couriers, messengers or other commercial transport systems.

(iv)                  Market infrastructures are public utilities, external telecommunications facilities and other common carriers of electronic and other messages, and external postal services.  Market infrastructures are not delegates of the Custodian.

(v)                     Securities deposited with Clearance Systems hereunder will be subject to the laws, rules, statements of principle and practices of such Clearance Systems.  Clearance Systems are not delegates of the Custodian.

(B)                    Responsibility.

(i)                         The Custodian shall act in good faith and use reasonable care in the selection and continued appointment of subcustodians and administrative support providers.

(ii)                      The Custodian may deposit or procure the deposit of Securities with any Clearance System as required by law, regulation or best market practice.  The Custodian has no responsibility for selection or appointment of, or for performance by, any Clearance System or market infrastructure.

(iii)                   The Custodian agrees that any subcustodian will be a bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act or a “Qualified Foreign Bank” meeting the requirements of an “Eligible Foreign Custodian” as specified in Rule 17f-5 under the 1940 Act.  With regard to each Eligible Foreign Custodian, the Custodian agrees to accept the responsibility it would have assumed if it had been delegated responsibility to serve as the Fund’s  “Foreign Custody Manager” as defined in Rule 17f-5(a)(3) under the 1940 Act, in respect to the Client’s foreign investments held from time to time by the Custodian with any subcustodian that is an Eligible Foreign Custodian.  Foreign investments are any Securities for which the primary market is outside the United States of America.

In regard to each selection and appointment of a subcustodian that is an Eligible Foreign Custodian, the Custodian shall:

(1)                                  select the Eligible Foreign Custodian to serve as foreign custodian and place and maintain the Fund’s foreign investments with respect to the relevant market with such foreign custodian;

(2)                                  in selecting an Eligible Foreign Custodian, first determine that foreign investments placed and maintained in the safekeeping of the Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such investments including, without limitation, those factors set forth in Rule 17f-5;

(3)                                  enter into written agreements with the Eligible Foreign Custodian selected by the Custodian hereunder;

(4)                                  determine that the written contract with the Eligible Foreign Custodian requires that the Eligible Foreign Custodian will provide reasonable care for the foreign investments, based on the standards applicable to custodians in the relevant market, and that all such contracts, rules, practices and procedures satisfy the requirements of Rule 17f-5;

(5)                                  provide written reports (x) notifying the Client of the placement of foreign investments with the Eligible Foreign Custodian, such reports to be provided at such time as the Client deems reasonable and appropriate, but not less than quarterly, and (y) promptly notifying the Client of the occurrence of any material change in the arrangements with the Eligible Foreign Custodian; and

(6)                                  monitor the continued appropriateness of (x) maintaining the foreign investments with the Eligible Foreign Custodian selected hereunder and (y) the governing contractual arrangement; it being understood, however, that in the event the Custodian shall determine that the Eligible Foreign Custodian would no longer afford the foreign investments reasonable care, the Custodian shall promptly so advise the Client and shall then act in accordance with Instructions with respect to the disposition of the foreign investments; and

Nothing in this paragraph shall relieve the Custodian of any responsibility otherwise provided in this Agreement for loss or damage suffered by the Client or the Fund from an act of negligence or willful misconduct on the part of the Custodian.

Nothing in this Agreement shall require the Custodian to make any selection that would entail consideration of any factor reasonably related to the systemic risk of holding assets in a particular country including, but not limited to, such country’s financial infrastructure and prevailing settlement practices.  The Custodian agrees to provide to the Client such information relating to such risk as the Client shall reasonably request from time to time and such other information as the Custodian generally makes available to customers with regard to such countries and risk.

(iv)                      The Custodian agrees that in connection with Securities settled within the United States it will meet the requirements specified in Rule 17f-4 under the 1940 Act with respect to the use of Clearance Systems.  The Custodian may deposit and/or maintain assets of the Fund that consist of foreign investments only in a Clearance System located outside of the United States of America that the Custodian has determined satisfies the requirements of Rule 17f-7(b)(1) as an Eligible Securities Depository, as defined therein. In such manner as the Custodian deems reasonable, the Custodian shall give the Client prompt notice of any material change known to the Custodian that would adversely affect the Custodian’s determination that a Clearance System is an Eligible Securities Depository.  The Custodian shall provide the Client with an analysis (in form and substance as reasonably determined by the Custodian) of the custody risks associated with maintaining securities with each Eligible Securities Depository in accordance with Rule 17f-7.  The Custodian shall monitor such custody risks on a continuing basis and in such manner as the Custodian deems reasonable and shall promptly notify the Client of any adverse material changes in such risks in accordance with Rule 17f-7.

(1)                                In performing its obligations under Sections 8(B)(iii) and 8(B)(iv), the Custodian may obtain information from sources the Custodian believes to be reliable, but the Custodian does not warrant its completeness or accuracy and has no duty to verify or confirm any such information.  The Custodian is not obligated to make any determination regarding whether any Eligible Securities Depository provides reasonable care for foreign investments or to provide any information or evaluation comparing any Eligible Securities Depository to any other Clearance System or any existing or proposed standards for securities depositories.

(2)                                            Upon the receipt of Instructions, the Custodian shall withdraw securities from any Clearance System to the extent and as soon as reasonably practicable; provided, however, the Custodian shall have no obligation to obtain, safekeep or provide any services in respect of any certificated or physical security in any jurisdiction where the Custodian does not offer or provide such services generally to customers within that jurisdiction.

(C)                    Shareholders Voting.  The Custodian’s only obligation in regard to any matter where the Client may exercise shareholder voting rights will be to provide shareholder voting services as specified in a separate proxy services letter between the Custodian and the Client.

9.                          REPRESENTATIONS

(A)                  General.  The Client and the Custodian each represents at the date this Agreement is entered into and any custodial service is used or provided that:

(i)                         It is duly organised and in good standing in every jurisdiction where it is required so to be;

(ii)                      It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)                   This Agreement is duly authorised and signed and is its legal, valid and binding obligation;

(iv)                  Any consent, authorisation or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)                     Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(vi)                  Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)                    Client.  The Client also represents at the date this Agreement is entered into and any custodial service is used or provided that:

(i)                         It has authority to deposit the Securities received in the Custody Account and the Cash in the Cash Account and there is no claim or encumbrance that adversely affects any delivery of Securities or payment of Cash made in accordance with this Agreement;

(ii)                      Where it acts as an agent on behalf of any of its own customers, whether or not expressly identified to the Custodian from time to time, any such customers shall not be customers or indirect customers of the Custodian; and

(iii)                   It has not relied on any oral or written representation made by the Custodian or any person on its behalf.

10.                   SCOPE OF RESPONSIBILITY

(A)                  Standard of Care.  The Custodian shall exercise the due care of a professional custodian for hire.

(B)                    Responsibility for Losses.

(i)                         Direct Damages. The Custodian will be liable for the Client’s direct damages resulting from the negligence, wilful misconduct or fraud of the Custodian or any subcustodian, administrative support provider or their nominee. The Custodian will not be liable for any damages or losses by reason only of the liquidation or insolvency of any subcustodian or administrative support provider, other than a subcustodian or administrative support provider that is a branch of the Custodian.

(ii)                      Stop Loss.  The Client will promptly notify the Custodian of any loss known to the Client which it believes was caused by the Custodian or any subcustodian or administrative support provider or their nominee. Absent such notification, the Custodian’s liability for any loss will not accrue beyond the date the Client should have provided such notice.

(C)                    Limitations on the Custodian’s Responsibility.

(i)                         General.  The Custodian is responsible for the performance of only those duties as are expressly set forth herein, including the performance of any Instruction given in accordance with this Agreement.  The Custodian shall have no implied duties or obligations.

(ii)                      Sole Obligations of the Custodian.  The Client understands and agrees that (i) the obligations and duties of the Custodian will be performed only by the Custodian and are not obligations or duties of any other member of the Citigroup Organisation (including any branch or office of the Custodian) and (ii) the rights of the Client with respect to the Custodian extend only to such Custodian and, except as provided by law, do not extend to any other member of the Citigroup Organisation.

(iii)                   No Liability for Third Parties.  Except as provided in Section 10 hereof, the Custodian is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any broker, counterparty or issuer of Securities.

(iv)                  Performance Subject to Laws.  The Client understands and agrees that the Custodian’s performance of this Agreement is subject to the relevant local laws, regulations, decrees, orders and government acts, and the rules, operating procedures and practices of any relevant stock exchange, Clearance System or market where or through which Instructions are to be carried out and to which the Custodian is subject and as exist in the country in which any Securities or Cash are held.  The Custodian agrees to maintain eligibility to serve as a custodian in the United States of America.

(v)                     Prevention of Performance.  The Custodian will not be responsible for any failure to perform any of its obligations (nor will it be responsible for any unavailability of funds credited to the Cash Account) if such performance is prevented, hindered or delayed by a Force Majeure Event, in such case its obligations will be suspended for so long as the Force Majeure Event continues.  “Force Majeure Event” means any event due to any cause beyond the reasonable control of the Custodian, such as restrictions on convertibility or transferability, requisitions, involuntary transfers, unavailability of communications system, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government.  Upon the occurrence of any Force Majeure Event, the Custodian will inform the Client and will use its reasonable efforts to mitigate any losses that the Client may suffer as a result thereof.  For the avoidance of doubt, the Custodian confirms that it maintains and regularly tests disaster recovery plans and contingency back-up services.

(vi)                  Client’s Reporting Obligations.  The Client shall be solely responsible for all filings, tax returns and reports on any transactions in respect of Securities or Cash or relating to Securities or Cash as may be required by any relevant authority, whether governmental or otherwise.

(vii)               Validity of Securities.  The Custodian shall exercise reasonable care in receiving Securities but does not warrant or guarantee the form, authenticity, value or validity of any Security received by the Custodian.  If the Custodian becomes aware of any defect in title or forgery of any Security, the Custodian shall promptly notify the Client.

(viii)            Capacity of Custodian.  The Custodian is not acting under this Agreement as an investment manager, nor as an investment, legal or tax adviser to the Client, and the Custodian’s duty is solely to act as a Custodian in accordance with the terms of this Agreement.

(ix)                    Forwarded Information.  The Custodian is not responsible for the form, accuracy or content of any notice, circular, report, announcement or other material received from a third party and forwarded to the Client.

11.                   SUBROGATION

                                    To the extent permissible by law or regulation and upon the Client’s request, the Client shall be subrogated to the rights of the Custodian with respect to any claim for any loss, damage or claim suffered by the Client, in each case to the extent that the Custodian fails to pursue any such claim or the Client is not made whole in respect of such loss, damage or claim.  Notwithstanding any other provision hereof, in no event is the Custodian obligated to bring suit in its own name or to allow suit to be brought in its name.

12.                   INDEMNITY

(A)                  Indemnity to the Custodian.  The Client shall indemnify the Custodian and its respective nominees and their employees, officers and directors (each, a “Custodian Indemnified Party”) and defend and hold each Custodian Indemnified Party harmless from and against any direct damages incurred by any Custodian Indemnified Party in connection with this Agreement other than direct damages resulting from the negligence, wilful misconduct or fraud of the Custodian, or any subcustodian or administrative support provider or any of their nominees, or any Custodian Indemnified Party.  For purpose of this indemnity direct damages will include (i) the reimbursement of the Custodian for any amount payable to the Custodian by the Client in connection with any advance, extension of credit, or other obligation assumed for the benefit of the Client in the performance of this Agreement and (ii) reasonable attorneys fees or other reasonable expenses actually incurred and paid by a Custodian Indemnified Party including amounts required to be paid to any third party in any claim jointly made against the Custodian and the Client. Under no circumstances will the Client be liable to any Custodian Indemnified Party for special or punitive damages, or consequential loss or damage, or any loss of profits, goodwill, business opportunity, business, revenue or anticipated savings, in relation to this Agreement, whether or not the relevant loss was foreseeable, or the Client was advised of the possibility of such loss or damage or that such loss was in the contemplation of the Custodian Indemnified Party.

(B)                    Indemnity to the Client. The Custodian shall indemnify the Client and its respective nominees and their employees, officers and directors (each, a “Client Indemnified Party”) and defend and hold each Client Indemnified Party harmless from and against any direct damages incurred by any Client Indemnified Party in connection with this Agreement due to the negligence, wilful misconduct or fraud of the Custodian, or any subcustodian or administrative support provider or any of their nominees, or any Custodian Indemnified Party. For purpose of this indemnity direct damages will include reasonable attorneys fees or other reasonable expenses actually incurred and paid by a Client Indemnified Party including amounts required to be paid to any third party in any claim jointly made against the Client and the Custodian. Under no circumstances will the Custodian be liable for special or punitive damages, or consequential loss or damage, or any loss of profits, goodwill, business opportunity, business, revenue or anticipated savings, in relation to this Agreement, whether or not the relevant loss was foreseeable, or the Custodian was advised of the possibility of such loss or damage or that such loss was in the contemplation of the relevant Client Indemnified Party.

(C)                    Client’s Direct Liability.  The disclosure by the Client to the Custodian that the Client has entered into this Agreement as the agent or representative of another person shall not relieve the Client of any of its obligations under this Agreement.

13.                   LIEN AND SET OFF

(A)                  Lien.  In addition to any other remedies available to the Custodian under applicable law, the Custodian shall have, and the Client hereby grants, a continuing general lien on all Securities until the satisfaction of liabilities arising under this Agreement of the Client to the Custodian in respect to any fees and expenses or credit exposures incurred in the performance of services under this Agreement.

(B)                    Set Off.  To the extent permitted by applicable law and in addition to any other remedies available to the Custodian under applicable law, the Custodian may, with prior notice to the Client, set off any payment obligation owed to it by the Client in connection with all liabilities arising under this Agreement against any payment obligation owed by it to the Client under this Agreement regardless of the place of payment or currency of either obligation (and for such purpose may make any currency conversion necessary).

14.                   FEES AND EXPENSES

                                    The Client agrees to pay all fees, charges and obligations incurred from time to time for any services pursuant to this Agreement as determined in accordance with the terms of the Fee Schedule, which may be changed from time to time by the Custodian upon prior written notice to the Client, together with any other amounts payable to the Custodian under this Agreement.  The Custodian may debit the Cash Account to pay any such fees, charges and obligations that are not paid in accordance with the Fee Schedule.

15.                   CITIGROUP ORGANISATION INVOLVEMENT

                                    The Client agrees and understands that any member of the Citigroup Organisation can engage as principal or otherwise in any transaction effected by the Client or by any person for its account and benefit, or by or on behalf of any counterparty or issuer.  When instructed to effect any transactions (particularly foreign exchange transactions), the Custodian is entitled to effect any transaction by or with itself or any member of the Citigroup Organisation and to pay or keep any fee, commissions or compensation as specified in the Client’s Instruction or, if no specification is provided, any charges, fees, commissions or similar payments generally in effect from time to time with regard to such or similar transactions.

16.                   RECORDS AND ACCESS

(A)                  Generally.  The books and records pertaining to the Client which are in possession of the Custodian shall be the property of the Client.  Such books and records shall be prepared and maintained as required by the Investment Company Act of 1940, as amended, and the rules and Rule 31a-1 and 31a-2 thereunder.

(B)                    Examination of Statements.  The Client shall examine each statement sent by the Custodian and notify the Custodian in writing within sixty (60) days of the date of such statement of any discrepancy between Instructions given by the Client and the position shown on the statement and of any other errors known to the Client.  Absent such notification, the Custodian’s liability for any loss or damage in regard to such discrepancy or errors shall not accrue beyond such sixty (60) days.

(C)                    Access to Records.  The Custodian shall allow the Client and its independent public accountants, agents or regulators reasonable access to the books and records of the Custodian relating to Securities or Cash as is required by the Client in connection with an examination of the books and records pertaining to the affairs of the Client and will seek to obtain such access from each subcustodian and Clearance System.  Upon the reasonable request of the Client, the Custodian shall provide in hard copy or on computer disc any records included in any such delivery which are maintained by Custodian on a computer disc, or are similarly maintained.

(D)                   Access to Third Party Records.  The Custodian shall also, subject to restrictions under applicable laws and regulations, seek to obtain from any entity with which the Custodian maintains the physical possession or book-entry record of anything held in the Custody Account or the Cash Account such records as may be required by the Client or its agents.

17.                   INFORMATION

                                    The Custodian will treat information related to the Client as confidential but, unless prohibited by law, the Client authorises the transfer or disclosure of any information relating to the Client to and between the branches, subsidiaries, representative offices, affiliates and agents of the Custodian and third parties selected by any of them, wherever situated, for confidential use only in connection with the provision of services to the Client (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information as required by any law, court, regulator or legal process. The Custodian agrees (i) to cause any person to whom the Custodian discloses any confidential information of the Client to keep such information confidential to the same extent the Custodian is obligated to keep such information confidential pursuant to this Agreement or otherwise and (ii) to be responsible and liable for any breach of confidentiality by any such person as if they were directly a party to this Agreement; provided, however, this obligation shall not apply to any disclosure required to be made by any law, court, regulator or legal process.

                                    During the term of this Agreement and thereafter, the Custodian shall maintain policies reasonably designed to prohibit the dissemination or use of a Client’s nonpublic portfolio holdings information by Custodian or its employees.

                                    The Client will treat the terms of this Agreement, including any Fee Schedule, as confidential.

18.                   ADVERTISING

Neither the Client nor the Custodian shall display the name, trade mark or service mark of the other without the prior written consent of the other, nor will the Client display that of Citigroup, Inc. or any subsidiary of Citigroup, Inc. without prior written approval from Citigroup, Inc. or the subsidiary concerned.  The Client shall not advertise or promote any service provided by the Custodian without the Custodian’s prior written consent.

19.                   TERMINATION

(A)                  Date of Termination.  Any party may terminate this Agreement in whole or as between itself and the other parties hereto by giving not less than sixty (60) days’ prior written notice to such other parties.

(B)                    Effect on Property.  The Custodian shall deliver the Securities and Cash as instructed by the Client.  If by the termination date the Client has not given instructions to deliver any Securities or Cash, the Custodian will continue to safekeep such Securities and/or Cash until the Client provides instructions to effect a free delivery of such.  However, the Custodian will provide no other services as regard to any such Securities except to collect and hold any cash distributions.  Notwithstanding termination of this

Agreement or any Instruction, the Custodian may retain sufficient Securities or Cash to close out or complete any transaction that the Custodian will be required to settle on the Client’s behalf.

(C)                    Surviving Terms.  The rights and obligations contained in Sections 7, 10, 11, 12, 13, 16, 17, 18, 20 and 22 of this Agreement shall survive the termination of this Agreement.

20.                   GOVERNING LAW AND JURISDICTION

(A)                  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

(B)                    Jurisdiction.  The federal or state courts in the state of New York located in New York County shall have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the parties irrevocably submit to the jurisdiction of such courts.

(C)                    Venue.  Each party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any federal or state court in the state of New York located in New York County, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such party.

(D)                   Sovereign Immunity.  The Client and the Custodian each irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

21.                   MISCELLANEOUS

(A)                  Entire Agreement; Amendments.  This Agreement consists exclusively of this document together with the schedules.  The Custodian may notify the Client of terms which are applicable to the provision of services in the location of a particular office and such terms shall be contained in a schedule and shall supplement this Agreement in relation to that office.  In case of inconsistency with the rest of this Agreement, such terms shall prevail in relation to that office.

                                    Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Custodian.

(B)                    Severability.  If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions shall remain in full force and effect (as shall that provision under any other law).

(C)                    Waiver of Rights.  No failure or delay of the Client or the Custodian in exercising any right or remedy under this Agreement shall constitute a waiver of that right.  Any waiver of any right will be limited to the specific instance.  The exclusion or omission of any provision or term from this Agreement shall not be deemed to be a waiver of any right or remedy the Client or the Custodian may have under applicable law.

(D)                   Recordings.  The Client and the Custodian consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)                     Further Information.  The Client agrees to execute further documents and provide materials and information as may be reasonably requested by the Custodian to enable it to perform its duties and obligations under this Agreement.

(F)                     Assignment.  No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed.

(G)                    Headings.  Titles to Sections of this Agreement are included for convenience of reference only and shall be disregarded in construing the language contained in this Agreement.

(H)                   Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorised.

CITIBANK, N.A.		THE VICTORY PORTFOLIOS, ACTING FOR AND ON BEHALF OF EACH FUND

By:	/s/ Carey Ryan	By:	/s/ Michael Policarpo

Name:	Carey Ryan	Name:	Michael Policarpo

Title:	Vice President GTS/Global Custody	Title:	President

By:

Name:

Title:

FUND APPENDIX

Victory International Fund; and

Victory International Select Fund.